Exhibit 99.1

Adena Friedman Appointed Chief Operating Officer at Nasdaq

Will Assume Responsibility for All Business Operations

NEW YORK, Dec. 16, 2015 (GLOBE NEWSWIRE) — Nasdaq (Nasdaq:NDAQ) today announced that Adena Friedman has been appointed Chief Operating Officer of Nasdaq, effective immediately. As President and COO, Friedman will assume responsibility for all of the company’s global business operations and will continue to report to CEO Bob Greifeld.

In this new role, Friedman will be focused on identifying new growth opportunities, as well as finding ways to best optimize the global financial technology operator’s product and service offering. She will oversee P&L responsibility as well as day-to-day operational business decisions and budget allocation for each of the company’s business units.

“This is a natural progression for Adena and Nasdaq, given the evolution of our organization into a global financial technology leader,” said Bob Greifeld, CEO, Nasdaq. “As a company that competes on a global playing field every day, this appointment will enable us to achieve greater strategic alignment, collaboration and operational excellence across our businesses and organization.”

Friedman rejoined Nasdaq in June 2014, as President, after serving for three years as Chief Financial Officer and Managing Director of The Carlyle Group. Prior to that, she worked at Nasdaq for 17 years, starting as an intern, and serving in a variety of roles, including Head of Strategy and Chief Financial Officer. Her role as President included responsibility for Global Listing Services and the Nasdaq Private Market, Global Information Services (comprising Data and Index products), and the Global Technology Services (comprising Market Technology and Corporate Solutions) business units.

“I am excited about the prospects ahead for Nasdaq, and the opportunity to lead all of our global businesses,” said Adena Friedman, President and COO, Nasdaq. “We are at a pivotal point in our company’s evolution, and decisions around how we best optimize our businesses and leverage our collective strengths to better serve our clients will be vital to our long-term success.”

Friedman earned an M.B.A. from Owen Graduate School of Management, Vanderbilt University, in Nashville, Tennessee. She holds a B.A. in political science from Williams College in Massachusetts.

About Nasdaq:

Nasdaq, Inc. (Nasdaq:NDAQ) is a leading provider of trading, clearing, exchange technology, listing, information and public company services across six continents. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 70 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to more than 3,600 listed companies with a market value of approximately $8.8 trillion and more than 10,000 corporate clients. To learn more, visit: nasdaq.com/ambition or business.nasdaq.com